Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Names Carl Trowell Chief Executive Officer and President

Well-Respected Energy Industry Executive With Wide-Ranging International Experience
LONDON - 9 May 2014 - Ensco plc (NYSE:ESV) announced today that Carl Trowell has been named Chief Executive Officer and President. Mr. Trowell will also be appointed to Ensco’s board. He succeeds Dan Rabun who is retiring after eight years as CEO. Mr. Rabun’s planned retirement was announced in November 2013.
The effective date for Mr. Trowell’s appointments to Chief Executive Officer, President and the board of directors is expected to be 15 June 2014. Following Mr. Trowell’s appointments, Mr. Rabun will remain as Non-Executive Chairman to ensure a smooth transition. Mr. Trowell will be based in Ensco’s London headquarters.
Mr. Trowell joins Ensco following a distinguished career with Schlumberger, the world’s leading supplier of technology, integrated project management and information solutions to the oil and gas industry. His leadership experience includes positions as President - Integrated Project Management (IPM), President - Schlumberger Production Management (SPM) and President - Schlumberger WesternGeco Ltd.
Mr. Trowell began his professional career as a petroleum engineer with Shell before joining Schlumberger where he held a variety of international management positions. His responsibilities ranged from operations and technology to marketing and business development across various regions. In particular, Mr. Trowell has a strong background in the development and deployment of new technologies and has been a member of several industry advisory boards in this capacity.
Mr. Trowell has a PhD in Earth Sciences from the University of Cambridge, a BSc degree in Geology from Imperial College London and an MBA from The Open University.
Paul Rowsey, lead director of Ensco, said, "Carl is a multi-talented executive with proven leadership, operations, technology and marketing expertise focused on the international energy services industry. He embodies our core values - particularly our commitment to safety, operational excellence and superior customer service - which, coupled with Carl’s extensive industry knowledge, make him the ideal executive to lead Ensco’s future growth in offshore drilling. We are confident that our customers, employees and shareholders will benefit greatly from his many talents, broad perspective and passion to excel. On behalf of the entire board and executive management team, we welcome Carl to Ensco."
Mr. Rowsey added, "We thank Dan for his many achievements over eight years as CEO, especially Ensco’s safety record and leading customer satisfaction scores. Dan led Ensco through a remarkably successful period in our history that included newbuild construction and a well-executed acquisition that gave us more advanced technological capabilities, a larger customer base and more extensive global operations. We are grateful that Dan will stay on as Non-Executive Chairman for a period of time to ensure a smooth transition.”
“I have truly enjoyed leading Ensco and am especially proud that we have taken our safety performance to an even higher level,” commented Mr. Rabun. “Carl will benefit, as I have, from our highly-talented management team and exceptionally dedicated employees who go beyond expectations in everything they do.”

Exhibit 99.1

Mr. Trowell stated, "Ensco has a well-earned reputation as the best offshore driller given its focus on safety, operational excellence and customer service. I am honored to have been chosen to lead Ensco’s talented team of executives and employees, and my focus will be on fostering collaboration to fully harness our global resources. This includes working closely with customers and vendors to ensure we deliver the most innovative, technologically-advanced and efficient drilling services to the oil and gas industry. In doing so, we will create additional value for shareholders and even more career advancement opportunities for employees.”
Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction with top honors in eight of 14 categories in the latest annual survey by EnergyPoint Research. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. In terms of dividend yield, Ensco is among the top dividend payers of S&P 500® Companies. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding CEO succession, future growth, shareholder value creation, expected financial performance; the timing of delivery, mobilization, or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including unsuccessful executive recruitment and succession, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:         Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Manager - Investor Relations
713-430-4490